Exhibit 99.1

PRESS RELEASE

WILLIAMS-SONOMA, INC.

3250 Van Ness Avenue

San Francisco, CA 94109

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Announces that Howard Lester, Chairman and CEO, Will Retire in May 2010

After Leading the Company for 31 Years

Board of Directors Announces its Intention to Appoint Laura Alber as CEO

San Francisco, CA, January 26, 2010 – Williams-Sonoma, Inc. (NYSE: WSM) today announced that Howard Lester will retire from his position as Chairman and Chief Executive Officer and as a member of the Board at the May 2010 annual shareholders’ meeting. He will continue, however, to assist the company in a consulting and advisory role through December 2012 and have the title of Chairman Emeritus.

Mr. Lester has led the company since 1978 when he purchased it from its founder, Chuck Williams. At that time, the company had four stores, a small catalog and $4 million in revenue. Through his vision and leadership, the company has been transformed into one of the largest multi-channel specialty retailers in the world, with six e-commerce websites, seven catalogs, and over 600 stores spanning the United States, Canada, Puerto Rico and soon the Middle East.

Upon Mr. Lester’s retirement, the Board intends to appoint Laura Alber as the company’s Chief Executive Officer as well as a nominee to the Board of Directors. Ms. Alber joined the company in 1995 and was appointed to her current role as President in 2006. Under her leadership, several of the company’s most impressive growth strategies have been incubated, including the creation of Pottery Barn Kids, Pottery Barn Bed + Bath, and PBteen, and the company’s expansion into the Middle East. She has also played an instrumental role in the company’s global supply chain, distribution, and logistics strategies, which are successfully increasing product quality, improving customer service, and driving down costs.

The Board intends to appoint Adrian Bellamy, the current Lead Independent Director, as non-executive Chairman of the Board upon his re-election at the company’s 2010 annual shareholders’ meeting. Mr. Bellamy joined the Board in 1997. Mr. Bellamy has extensive experience in retail as both an executive and as a board member, having served as Chairman and CEO of DFS Group Ltd. for 12 years and on the boards of Gucci Group N.V. and The Body Shop. He also currently serves as a Director of Gap Inc. and is Chairman and Director of Reckitt Benckiser plc.

The Board intends to renominate Pat Connolly, Executive Vice President and Chief Marketing Officer, and a Director since 1983, to the Board at the 2010 annual shareholders’ meeting.

In addition, the Board intends to include Sharon McCollam as a nominee to the Board in May 2010. Ms. McCollam has been a strategic and financial leader of the company since 2000 and has served as Executive Vice President, Chief Operating and Chief Financial Officer since 2006. In partnership with the executive team, she has successfully shepherded the company through both high-growth and recessionary times and organizationally aligned shareholders’ interests with the company’s strategic initiatives.

Mr. Lester commented, “It has been an extraordinary privilege to lead this wonderful company for the past 31 years but an even greater privilege to watch the passion of our 27,000 associates delight our customers every day and together take our vision to a place that we could have only dreamed. I continue to be amazed by the creativity and entrepreneurship that lives within our culture. Today’s announcement is the culmination of the long-term succession plan we set in motion upon my reappointment as CEO in July 2006. I could not be more proud of what we have built and have complete confidence that the company will continue to thrive under the leadership team headed by Laura.”

Ms. Alber stated, “It is an exceptional honor to follow in the footsteps of one of the most highly esteemed executives in retail. Howard has been an outstanding mentor, and he is retiring at a time when the foundation of the company has never been stronger. We are confident in our direction and, together with the leadership team, ready to execute against those strategies that will grow and improve our businesses, deliver great products and services to our customers, and enhance shareholder value.”

Mr. Bellamy remarked, “Williams-Sonoma is what it is today because of Howard’s vision, boldness, and philosophy on what it takes to make a retail company great – judging your performance by how your customer judges you. He is an icon in the industry and is leaving the company with a highly experienced management team, great momentum, and a legacy of core values on which the company was built. We thank him for his many years of service as Chairman and CEO and are looking forward to his continued involvement as an advisor.”

Fourth Quarter and Fiscal Year 2009 Financial Guidance

The company is reiterating its January 14, 2010 published GAAP and non-GAAP EPS guidance ranges for the fourth quarter and fiscal year 2009, inclusive of an approximate $0.03 per diluted share charge associated with a restricted stock unit award to Mr. Lester as described in today’s Form 8-K filing.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is a specialty retailer of high quality products for the home throughout the United States, Canada and Puerto Rico. These products, representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma Home – are marketed through 630 stores, seven direct mail catalogs and six e-commerce websites.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements related to the company’s intended executive and Board changes, the company's expansion into the Middle East, and the company’s future financial guidance. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include the risk that the intended executive and Board changes, and Middle East expansion, will not occur as currently expected, accounting adjustments as we close our books for Q4 09, and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended February 1, 2009 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

CONTACT:

Leigh Oshirak

Director, Public Relations

(415) 733-3168

Stephen C. Nelson

Director, Investor Relations

(415) 616-8754

Meryl L. Schreibstein

Investor Relations Administration

(415) 616-8332

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